Exhibit 99

CompuDyne Reports Preliminary Unaudited 2004 Results: $0.78 Loss for 4th Quarter, $1.04 Loss for Year

     ANNAPOLIS, Md.--(BUSINESS WIRE)--March 17, 2005--CompuDyne Corporation (NASDAQ:CDCY):

      Includes $1.8 Million of Goodwill & Intangible Impairment Writeoffs;
                    Operational Restructuring is Proceeding;
                        2005 Anticipated to Be Profitable

     CompuDyne Corporation (NASDAQ:CDCY), an industry leader in sophisticated security products, integration and technology for the public security markets, reported a preliminary unaudited net loss of $6.4 million, or $0.78 per share, on revenues of $32.6 million, for the fourth quarter of 2004. This compares to net income of $447 thousand, or $0.05 per share, on revenues of $45.8 million for the fourth quarter of 2003. The fiscal year 2004 net loss was $8.5 million, or $1.04 per share, on revenues of $142.8 million. This compares to a net income of $3.4 million, or $0.42 per share, on revenues of $193.3 million, for fiscal year 2003. EBITDA for the fourth quarter of 2004 was a negative $3.5 million, down from a positive $2.1 million in the fourth quarter of 2003. EBITDA for fiscal 2004 was a negative $2.4 million, down from a positive $10.1 million in fiscal 2003.
     The Company has not yet finalized its accounting for income taxes and is continuing to evaluate its tax provision and related tax balance sheet accounts.
     The 2004 loss, the first annual loss since 1995, was attributable to a combination of factors, including: the cost of completing problem projects; low revenues due to depressed backlogs; write-offs of goodwill and intangibles related to the Institutional Security Systems segment; and significant expenditures to comply with requirements under Sarbanes-Oxley and related regulations.
     Institutional Security Systems ("ISS") had a pre-tax loss of $4.3 million in the fourth quarter of 2004 and a pre-tax loss of $5.0 million for the year 2004 on revenues of $12.2 million and $54.0 million respectively. In 2003 ISS had pre-tax income of $800 thousand and $3.6 million for the fourth quarter and full year, respectively. A revenue decline of $11.0 million in the fourth quarter of 2004 compared to 2003, and $44.7 million for fiscal 2004 compared to fiscal 2003 made it very difficult to achieve profitability despite significant reductions in operating costs. Compounding the earnings problem at ISS were the continuing problems in our West Coast office. Since the initial identification of the problems in the second half of 2002, the West Coast office has lost cumulatively $12.9 million pre-tax, of which $2.2 million was lost during the fourth quarter of 2004 and $6.1 million was lost in fiscal 2004. In addition, in light of the continued decline in ISS's backlogs, the Company believes approximately $1.8 million of goodwill and other intangibles related to the ISS operations were impaired in the fourth quarter of 2004 and accordingly, the Company has written them off. ISS is undergoing a significant organizational and expense restructuring, including a partial consolidation of its regional offices and an increased focus on centralized performance of the most complicated security projects. While ISS year-end backlogs remain at very depressed levels, $7.9 million below December 31, 2003 levels, bidding activity appears to be picking up significantly. The total construction value of prison and jail projects that are in the planning stage, but have not yet been awarded, is at a higher level than at any time in the past four years. There is, however, no assurance that the Company will be awarded any of these projects, and if the Company is awarded certain of these projects, it should be noted that any increase in backlogs will not convert to meaningfully increased revenues for at least eight to twelve months. ISS is undertaking a significant expansion of its sales and marketing activities, especially in efforts to attract non-traditional commercial security work.
     Attack Protection ("AP") had a pre-tax loss of $2.0 million in the fourth quarter of 2004 and a pre-tax loss of $5.2 million for the year 2004 on revenues of $5.0 million and $25.2 million, respectively. Attack Protection had pre-tax income of $700 thousand in the fourth quarter of 2003 and pre-tax income of $600 thousand for the year 2003 on revenues of $7.5 million and $28.4 million, respectively. AP's revenues declined $2.5 million in the fourth quarter of 2004 and $3.2 million for the year 2004 as compared to the fourth quarter of 2003 and year 2003, respectively. Contributing to the 2004 loss was rework required on a major project which resulted in charges of $2.0 million for the full year 2004. With the addition of a new President at AP, significant further restructuring steps have been taken to reduce costs, improve efficiency, and raise quality levels. AP's U.S. embassy market has finally picked up significantly, resulting in near-record backlogs at the end of 2004, and expectations of continuing high levels of activity during the coming years. AP has expanded its sales and marketing efforts, with a renewed emphasis on commercial applications for its bullet and blast resistant products, and on its security bollards and barriers product line. AP's Fiber SenSys ("FSI") perimeter sensor business has met with notable success in its markets and has expanded its business, marketing, and engineering efforts significantly. During January 2005, FSI received its single largest order ever, approximately $2.3 million. FSI has significant perimeter product extensions scheduled to be released in the third and fourth quarters of 2005 that should sustain the strong growth in this area.
     Public Safety & Justice ("PS&J") had pre-tax income of $599 thousand in the fourth quarter of 2004 and $2.4 million for the year 2004 on revenues of $12.4 million and $49.4 million respectively. PS&J had a pre-tax loss of $933 thousand in the fourth quarter of 2003 and pre-tax income of $407 thousand for the year 2003 on revenues of $11.1 million and $49.8 million, respectively. PS&J's pre-tax income represented an increase over the $407 thousand earned for the full year 2003, largely attributable to the $1.6 million pre-tax contract write-off which occurred in 2003. Backlog at PS&J has fallen from $63.7 million at the end of 2003 to $48.4 million at the end of 2004, which will impact revenue early in the year; however, proposal activity appears to have picked up in recent months. The Company hired a new CEO for PS&J late in 2004 and hired several new senior managers for this business. PS&J is also investing heavily in its new .NET based product suite and quoting activity has picked up significantly in recent months.
     Federal Security Systems ("FSS") had pre-tax income of $112 thousand in the fourth quarter of 2004 and $663 thousand for the year 2004 on revenues of $3.1 million and $14.3 million, respectively. This compares to pre-tax income of $227 thousand for the fourth quarter of 2003 and $953 thousand for the year 2003 on revenues of $4.1 million and $16.4 million, respectively. While full year earnings for FSS were down in 2004, this business made significant progress with developing and marketing its signals intercept product line, and enters 2005 with a business-wide backlog about even with December 31, 2003.
     Corporate expenses rose significantly during the fourth quarter and year, heavily influenced by the costs of complying with the requirements under Section 404 of Sarbanes-Oxley and related regulations. Charges related to this process approximated $700 thousand in the fourth quarter of 2004 and $1.2 million for the full year. In addition, considerable manpower and attention was diverted throughout the Company on this effort, a process that is continuing into the first quarter of 2005 and beyond.
     The Company's balance sheet improved significantly during 2004 despite the net loss for the year. Cash and marketable securities at December 31, 2004 totaled $20.4 million. All of our senior bank debt at the end of 2003 was repaid with the proceeds from our public offering of subordinated convertible notes early in 2004; this debt is not due until 2011.
     The effective tax benefit was approximately 19% for the year ended December 31, 2004 and the effective tax rate was approximately 41% for the year ended December 31, 2003. The difference in rates is largely attributable to the losses experienced in 2004 and the related valuation allowance established for substantially all of the Company's net deferred tax assets as of December 31, 2004.
     During 2004 the Company began strengthening its senior management by hiring a Chief Operating Officer and new senior managers for its Attack Protection and Public Safety & Justice businesses. Restructuring programs are well underway at both the Attack Protection and Institutional Security Systems businesses designed to: lower operating costs; improve competitiveness; raise quality levels to Six Sigma standards; expand and broaden sales and marketing efforts; and emphasize a customer centric approach to business. The Company believes that the combination of the elimination of one-time costs and charges, these restructuring and management efforts, along with near-record backlogs in Attack Protection and a recovery in bidding activity in Institutional Security Systems, should result in fiscal year 2005 reflecting a return to profitability.
     The Company cannot timely file its Annual Report on Form 10-K for the year ended December 31, 2004 due to reasons that could not be eliminated without unreasonable effort or expense. The Company has filed a Form 12b-25, Notification of Late Filing, with the Securities and Exchange Commission. The Company has not finalized its 2004 financial statements and specifically is continuing to assess its accounting for income taxes. Additionally, the Company's evaluation of the effectiveness of its internal control over financial reporting pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 has not yet been completed. Because these assessments and evaluations have not been completed and because of the related requirements of the Securities and Exchange Commission, the Company needs additional time to finalize its Form 10-K in order to ensure a complete and accurate Form 10-K. The Company intends to file its Form 10-K no later than fifteen calendar days following the prescribed due date.
     In connection with our evaluation and testing activities under Section 404 of the Sarbanes-Oxley Act of 2002, we have concluded that two control deficiencies in our internal control over financial reporting, more fully described in our March 17, 2005 Form 8-K filing, as of December 31, 2004 constitute "material weaknesses" within the meaning of the Public Company Accounting Oversight Board Auditing Standard No. 2.
     A material weakness is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As a result of the material weaknesses identified, the Company's management believes that it will conclude in its Management Report on Internal Control over Financial Reporting in the Company's 2004 Form 10-K, that the Company's internal control over financial reporting was not effective as of December 31, 2004. Also, as a result of the material weaknesses, the Company's management believes that the report of its independent registered public accounting firm will contain an adverse opinion with respect to the effectiveness of the Company's internal control over financial reporting as of December 31, 2004.
     We believe that our remedial actions and our continuing evaluation of additional controls and procedures will strengthen our internal control over financial reporting and address the two material weaknesses identified.
     We are not aware of any additional material weaknesses in our internal control over financial reporting as of December 31, 2004.

     Certain statements made in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including those statements concerning the Company's expectations with respect to future operating results and other events. Although the Company believes it has a reasonable basis for these forward-looking statements, these statements involve risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors which could cause actual results to differ from expectations include, among others, capital spending patterns of the security market, competitive factors, pricing measures, regulatory requirements, the Company's ability to secure new contracts, risks associated with internal control weaknesses identified in complying with Section 404 of Sarbanes-Oxley, costs related to potential acquisitions, the level of product returns, the costs associated with work to be performed pursuant to
Section 404, and the risks inherent in CompuDyne's business and future uncertainties which are further described in its filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.


                     COMPUDYNE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (unaudited)

                                                     December 31,
               ASSETS                              2004       2003
                                                 ---------  ---------
                                                (dollars in thousands)

Current Assets
     Cash and cash equivalents                   $    863   $  1,869
     Marketable securities                         19,577          -
     Accounts receivable, net                      34,291     41,780
     Contract costs in excess of billings          16,087     17,568
     Inventories                                    5,165      6,704
     Deferred tax assets                            1,418      1,371
     Prepaid expenses and other                     3,684      2,322
                                                 ---------  ---------
        Total Current Assets                       81,085     71,614

Property, plant and equipment, net                 12,094     10,079
Goodwill, net                                      25,960     23,416
Other intangible assets, net                        8,460      9,785
Other                                                 713        904
                                                 ---------  ---------
        Total Assets                             $128,312   $115,798
                                                 =========  =========


       LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
     Accounts payable and accrued liabilities    $ 15,771   $ 21,078
     Billings in excess of contract costs
      incurred                                     13,497     13,551
     Deferred revenue                               5,998      6,036
     Current portion of notes payable                 440      2,103
                                                 ---------  ---------
        Total Current Liabilities                  35,706     42,768

Notes payable                                       3,565     15,555
Convertible subordinated notes payable, net        39,118          -
Deferred tax liabilities                            3,554      3,728
Other                                                 599        820
                                                 ---------  ---------
        Total Liabilities                          82,542     62,871

Commitments and Contingencies

Shareholders' Equity                               45,770     52,927
                                                 ---------  ---------
     Total Liabilities and Shareholders' Equity  $128,312   $115,798
                                                 =========  =========



                COMPUDYNE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)

                             Three Months Ended   Twelve Months Ended
                                December 31,          December 31,
                              2004       2003       2004       2003
                            ---------  ---------  ---------  ---------
                            (in thousands, except for per share data)

Revenues                    $ 32,612   $ 45,822   $142,782   $193,263
Cost of sales                 25,087     35,007    105,104    146,867
                            ---------  ---------  ---------  ---------

Gross profit                   7,525     10,815     37,678     46,396

Selling, general and
 administrative expenses      10,100      8,390     36,219     32,305
Research and development       2,075      1,568      7,755      7,374
Impairment of goodwill and
 other intangibles             1,826          -      1,826          -
                            ---------  ---------  ---------  ---------
(Loss) income from
 operations                   (6,476)       857     (8,122)     6,717
                            ---------  ---------  ---------  ---------

Total other expense              525         36      2,308        961
                            ---------  ---------  ---------  ---------

(Loss) income before income
 taxes                        (7,001)       821    (10,430)     5,756
Income taxes (benefit)
 expense                        (568)       374     (1,930)     2,348
                            ---------  ---------  ---------  ---------
Net (loss) income           $ (6,433)  $    447   $ (8,500)  $  3,408
                            =========  =========  =========  =========

Earnings (loss) per share:
--------------------------
Basic earnings (loss) per
 common share               $   (.78)  $    .06   $  (1.04)  $    .43
                            =========  =========  =========  =========

Weighted average number of
 common shares outstanding     8,288      7,936      8,136      7,895
                            =========  =========  =========  =========

Diluted earnings (loss) per
 common share               $   (.78)  $    .05   $  (1.04)  $    .42
                            =========  =========  =========  =========

Weighted average number of
 common shares and
 equivalents                   8,288      8,210      8,136      8,158
                            =========  =========  =========  =========



                COMPUDYNE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED FINANCIAL DATA
                       (in thousands, unaudited)

                               Three Months Ended  Twelve Months Ended
                                   December 31,        December 31,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

Revenues
  Public Safety and Justice    $ 12,446  $ 11,061  $ 49,376  $ 49,794
  Institutional Security
   Systems                       12,158    23,156    53,952    98,653
  Attack Protection               4,957     7,463    25,161    28,375
  Federal Security Systems        3,051     4,142    14,293    16,441
                               --------- --------- --------- ---------
                               $ 32,612  $ 45,822  $142,782  $193,263
                               ========= ========= ========= =========


                               Three Months Ended  Twelve Months Ended
                                   December 31,        December 31,
                                 2004      2003      2004      2003
                               --------- --------- --------- ---------

Pre-tax income (loss)
  Public Safety and Justice    $    599  $   (933) $  2,364  $    407
  Institutional Security
   Systems                       (4,291)      825    (4,974)    3,613
  Attack Protection              (2,008)      704    (5,244)      551
  Federal Security Systems          112       227       663       953
  Corporate                      (1,413)       (2)   (3,239)      232
                               --------- --------- --------- ---------
                               $ (7,001) $    821  $(10,430) $  5,756
                               ========= ========= ========= =========


                                            December 31,
                                           2004      2003
                                         --------- ---------

Backlog
  Public Safety and Justice              $ 48,434  $ 63,727
  Institutional Security Systems           49,324    57,258
  Attack Protection                        20,803    10,043
  Federal Security Systems                  8,299     8,326
                                         --------- ---------
                                         $126,860  $139,354
                                         ========= =========



             RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                       (in thousands, unaudited)

                                Three Months Ended Twelve Months Ended
                                    December 31,      December 31,
                                   2004     2003     2004     2003
                                 -------- -------- -------- --------

Net income (loss)                $(6,433) $   447  $(8,500) $ 3,408
Interest expense                     855      310    3,298    1,389
Tax expense                         (568)     374   (1,930)   2,348
Depreciation and amortization        822      972    2,921    2,988
Impairment of goodwill and other
 intangibles                       1,826        -    1,826        -
                                 -------- -------- -------- --------
EBITDA                           $(3,498) $ 2,103  $(2,385) $10,133
                                 ======== ======== ======== ========

     This press release contains unaudited financial information that is not prepared in accordance with generally accepted accounting principals (GAAP). Investors are cautioned that the non-GAAP financial measures are not to be construed as an alternative to GAAP. The Company's management uses earnings before interest, taxes, depreciation and amortization (EBITDA), in its internal analysis of net income and monitors it to ensure compliance with certain covenants under the Company's credit facility. Management believes that EBITDA provides useful information to investors for meaningful comparison to prior periods and analysis of the critical components of its results of its operations. Management also believes that EBITDA is a valuable financial measure to investors because it allows them to monitor the Company's compliance with certain covenants under its credit facility.


     CONTACT: CompuDyne Corporation
              Geoffrey F. Feidelberg, 410-224-4415 ext.313 investors.relations@compudyne.com